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                                                                    Exhibit 4.1a

                                                            STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                      FILED 02:30 PM 10/24/1995
                                                            950245171 - 33302


                            CERTIFICATE OF AMENDMENT
                                       TO
                    THE RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              HERCULES INCORPORATED

                            Under Section 242 of the
                        Delaware General Corporation Law


                  HERCULES INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: That at a meeting of the Board of Directors of Hercules Incorporated held on December 8, 1994, resolutions were duly adopted setting forth the proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that consideration thereof be made at the Annual Meeting of Stockholders of said corporation to be held on the 27th day of April, 1995. Resolutions setting forth the proposed amendment are as follows:

                           "RESOLVED, that upon the recommendation of the
                  Finance Committee, the Board of Directors approves of the said 300 million of authorized common stock and submission of the same to Hercules shareholders for approval at the 1995 Annual Meeting.

                           "RESOLVED, that the Board of Directors hereby adopts
                  an amendment to Hercules' Certificate of Incorporation pursuant to which (1) the authorized shares of the Corporation's Common Stock, without par value, (the "Common Stock") shall be increased from 150,000,000 shares to 300,000,000 shares, and (ii) each issued and outstanding share of Common Stock shall be split on a three-for-one basis as of the effective date of the amendment; and, in connection with such amendment, the Board of Directors hereby amends the first sentence of Article FOURTH of the Certificate of Incorporation to read as follows:

                           "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is three hundred two million (302,000,000) shares, of which three hundred million (300,000,000) shares shall be Common Stock without par value (hereinafter "Common Stock") and two million (2,000,000) shares shall be series Preferred Stock without par value (hereinafter called "Series Preferred Stock"); and




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                           "RESOLVED FURTHER, that upon approval by the
                  stockholders at the Annual Meeting being held on April 27, 1995, the Board of Directors hereby authorizes and directs the Corporation's officers to file the aforesaid amendment to the Certificate of Incorporation with the Secretary of the State of Delaware, and to execute and to take all such other action as may be necessary or required to make the said Certificate of Incorporation effective; and

                           "FURTHER RESOLVED, that the items, individually and
                  collectively, mentioned in the above Resolutions are deemed "Approved Items", each and all of Hercules' officers, jointly and severally, is and are hereby designated an "Empowered Person" and authorized and directed to effectuate such Approved Items, all subject to and in accordance with the Standing Resolution For Empowered Persons."

SECOND: At the Annual Meeting of Stockholders of said corporation, duly called and held on the 27th day of April, 1995, a necessary number of shares as required by statute were voted in favor of the amendment to replace the first sentence of Article FOURTH of the Certificate of Incorporation to read as follows:

                  "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is three hundred two million (302,000,000) shares, of which three hundred million (300,000,000) shares shall be Common Stock without par value (hereinafter "Common Stock") and two million (2,000,000) shares shall be series Preferred Stock without par value (hereinafter called "Series Preferred Stock")."

THIRD: That said amendment was duly adopted in accordance with the provision of
Section 242 of The General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.





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                  IN WITNESS WHEREOF, the said HERCULES INCORPORATED has caused this Certificate to be signed by its President and its corporate seal to be hereunto affixed and attested by its Secretary this 24th day of October, 1995.

                                     HERCULES INCORPORATED



                                     By /s/ Thomas L. Gossage
                                        Thomas L. Gossage
                                        Chairman of the Board and
                                        Chief Executive Officer


[SEAL]

ATTEST



By /s/ Israel J. Floyd
    Israel J. Floyd, Secretary






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